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                                                                      EXHIBIT 23

         Central Parking Corporation 1996 Employee Stock Purchase Plan
                       Notes to the Financial Statements



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Central Parking Corporation:


We consent to the incorporation by reference in the registration statements (No. 33-98118, 33-98120, 33-98122, 333-37909, and 333-74837) of Central Parking
Corporation of our report dated June 26, 2003, with respect to the statements of financial condition of the Central Parking Corporation 1996 Employee Stock Purchase Plan as of March 31, 2003 and 2002, and the related statements of income and changes in plan equity for each of the years in the three-year period ended March 31, 2003, which report appears in the March 31, 2003 Form 11-K of Central Parking Corporation 1996 Employee Stock Purchase Plan.

KPMG LLP

Nashville, Tennessee
June 27, 2003